XL CAPITAL ASSURANCE INC.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
FOR THE NINE MONTH PERIODS ENDED
SEPTEMBER 30, 2002 AND 2001

XL CAPITAL ASSURANCE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AT SEPTEMBER 30, 2002 AND DECEMBER 31, 2001
(UNAUDITED)
(U.S. DOLLARS IN THOUSANDS)

ASSETS:	2002	2001

Investments:
Fixed maturities available for sale, at fair value
(amortized cost: 2002 - $99,110; 2001 - $76,940)	$104,258	$78,586
Short-term investments, at fair value, which approximates cost	29,074	38,681

Total investments available for sale	133,332	117,267
Cash and cash equivalents	29,762	39,204
Premiums receivable	3,181	1,070
Accrued investment income	775	897
Reinsurance balances recoverable on unpaid losses	8,737	1,786
Prepaid reinsurance premium	117,858	41,727
Current Federal income tax recoverable	1,651	1,651
Deferred Federal income tax asset	4,808	3,495
Intangible assets - acquired licenses	11,529	11,529
Other assets	516	922

TOTAL ASSETS	$312,149	$219,548

LIABILITIES AND SHAREHOLDER’S EQUITY
LIABILITIES:
Deferred premium revenue	$128,443	$44,933
Unpaid losses and loss adjustment expenses	9,400	1,846
Deferred ceding commission, net	6,753	1,118
Reinsurance premiums payable	7,220	17,648
Payable for securities purchased	—	12,974
Accounts payable and accrued expenses	5,345	3,767
Intercompany payable to affiliates	11,536	11,309

TOTAL LIABILITIES	$168,697	$93,595

SHAREHOLDER’S EQUITY:
Common stock (par value $7,500 at September 30, 2002 and December 31, 2001, 2,000 shares authorized, issued and outstanding at September 30, 2002 and December 31, 2001)	$15,000	$15,000
Additional paid-in capital	139,154	119,154
Accumulated other comprehensive income (Net of deferred Federal income taxes of: 2002 - $1,837; 2001 - $592)	3,311	1,054
Accumulated deficit	(14,013)	(9,255)

TOTAL SHAREHOLDER’S EQUITY	$143,452	$125,953

TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY	$312,149	$219,548

See notes to condensed consolidated financial statements.

XL CAPITAL ASSURANCE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2002 AND 2001
(UNAUDITED)
(U.S. DOLLARS IN THOUSANDS)

	Three months ended		Nine months ended
	September 30,		September 30,
	2002	2001	2002	2001

REVENUES
Net premiums earned	$1,048	$126	$2,410	$186
Net investment income	1,458	1,456	4,374	4,277
Net realized gains (losses)	167	(7)	747	460

Total revenue	$2,673	$1,575	$7,531	$4,923

EXPENSES
Losses and loss adjustment expenses	$262	$32	$603	$47
Operating expenses	4,067	5,119	14,244	14,337

Total expenses	$4,329	$5,151	$14,847	$14,384

Loss before Federal income tax benefit	$(1,656)	$(3,576)	$(7,316)	$(9,461)

Total Federal income tax benefit	$(571)	$(3,370)	$(2,558)	$(4,742)

NET LOSS	$(1,085)	$(206)	$(4,758)	$(4,719)

Other comprehensive income	1,753	1,014	2,257	849

COMPREHENSIVE INCOME (LOSS)	$668	$808	$(2,501)	$(3,870)

See notes to condensed consolidated financial statements.

XL CAPITAL ASSURANCE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S EQUITY
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2002 AND THE YEAR ENDED DECEMBER 31, 2001
(UNAUDITED)
(U.S. DOLLARS IN THOUSANDS)

	September 30,	December 31,
	2002	2001

COMMON SHARES
Number of shares, beginning of year	2,000	2,500
Shell acquisition - retirement of XL Capital Assurance Inc. shares	—	(2,500)
Shell acquisition - issue new XL Capital Assurance Inc. shares	—	2,000

Number of shares, end of period	2,000	2,000

COMMON STOCK
Balance - beginning of year	$15,000	$15,000

Balance-end of period	$15,000	$15,000

ADDITIONAL PAID-IN CAPITAL
Balance - beginning of year	$119,154	$70,000
Contribution of The London Assurance of America Inc.	—	24,154
Capital contribution	20,000	25,000

Balance-end of period	$139,154	$119,154

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance - beginning of year	$1,054	$951
Net change in unrealized appreciation of investments, net of change in deferred Federal tax liability of $1,245 in 2002 and $80 in 2001	2,257	103

Balance-end of period	$3,311	$1,054

ACCUMULATED DEFICIT
Balance - beginning of year	$(9,255)	$(3,067)
Net loss	(4,758)	(6,188)

Balance-end of period	$(14,013)	$(9,255)

TOTAL SHAREHOLDER’S EQUITY	$143,452	$125,953

See notes to condensed consolidated financial statements.

XL CAPITAL ASSURANCE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 2002 AND 2001
(UNAUDITED)
(U.S. DOLLARS IN THOUSANDS)

	September 30,	September 30,
	2002	2001

CASH USED IN OPERATING ACTIVITIES:
Net loss	$(4,758)	$(4,719)
Adjustments to reconcile net loss to net cash used in operating activities
Net realized gains on sale of investments	(747)	(460)
Amortization of premium on bonds	551	104
Amortization of fair value of acquired licenses	—	170
Increase in unpaid losses and loss adjustment expenses, net	603	47
Increase in deferred premium revenue, net	7,379	2,096
Increase (decrease) in deferred commission revenue, net	5,635	(514)
(Decrease) increase in reinsurance premiums payable	(10,428)	1,132
Increase in premiums receivable	(2,111)	(458)
Decrease (increase) in accrued investment income	122	(105)
Increase in current Federal income tax recoverable	—	(190)
Increase in deferred Federal income tax asset	(2,558)	(4,695)
Increase in accounts payable and accrued expenses	1,578	2,040
Increase intercompany payable to affiliates	227	2,739
Other	242	(796)

Total adjustments	493	1,110

Net cash used in operating activities	$(4,265)	$(3,609)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of fixed maturities and short term investments	$29,357	$21,662
Proceeds from maturity of fixed maturities and short term investments	125,799	76,882
Purchase of fixed maturities and short term investments	(167,359)	(131,347)
Payable for securities purchased	(12,974)	—

Net cash used in investing activities	$(25,177)	$(32,803)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash of contributed company	$—	$11,279
Capital contribution	20,000	25,000

Net cash provided by financing activities	$20,000	$36,279

DECREASE IN CASH AND CASH EQUIVALENTS	(9,442)	(133)
CASH AND CASH EQUIVALENTS – BEGINNING OF YEAR	$39,204	$5,004

CASH AND CASH EQUIVALENTS – END OF PERIOD	$29,762	$4,871

Taxes paid	$—	$143

See notes to condensed consolidated financial statements.

XL CAPITAL ASSURANCE INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001
(UNAUDITED)

1.   ORGANIZATION AND OWNERSHIP

XL Capital Assurance Inc. and subsidiary (“the Company“) is a wholly owned subsidiary of XL Reinsurance America Inc. (“XL RE AM“), formerly known as NAC Reinsurance Corporation, which is an indirect wholly owned subsidiary of X.L. America, Inc. (“XLA“). XLA is an indirect wholly owned subsidiary of XL Insurance (Bermuda) Ltd (“XL Insurance“). XL Insurance is an indirect wholly owned subsidiary of XL Capital Ltd (“XL Capital“), a holding company incorporated in the Cayman Islands. XLA is XL Capital’s U.S. holding company.

The Company is an insurance company domiciled in the State of New York. The Company is engaged in the business of providing credit enhancements primarily through the sale of financial guaranty insurance contracts on asset-backed structured finance, essential infrastructure project finance, future flows and public finance transactions. The Company issued its first insurance contract in December 2000.

On May 15, 2002, the Company received a $20,000,000 cash infusion from XLA as additional paid in capital. The funds were used to capitalize XL Capital Assurance (U.K.) Limited, (“XLCA-UK“), a financial guaranty insurance company in the United Kingdom. XLCA-UK is a wholly owned subsidiary of the Company.

2.   BASIS OF PRESENTATION

The accompanying condensed financial statements have been prepared by the Company and are unaudited. In the opinion of management, all adjustments, which include normal recurring adjustments considered necessary to present fairly the financial position, results of operations and cash flows at September 30, 2002 and for all periods presented, have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These statements should be read in conjunction with the Company’s December 31, 2001 financial statements and notes thereto. The accompanying condensed balance sheet as of December 31, 2001 was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. The results of operations for the periods ended September 30, 2002 and 2001 are not necessarily indicative of the operating results for the full year.

3.   CREDIT DEFAULT SWAPS

The Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activity”, in June 1998. SFAS No. 133 establishes accounting and reporting standards for derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activity. It requires that an entity recognize all derivatives as either other assets or other liabilities in the balance sheet and measure those instruments at fair value. The Company adopted SFAS No. 133, as amended, as of January 1, 2001.

Credit default swaps meet the definition of a derivative under FAS 133. The Company has recorded these products at management’s estimate of fair value. Credit default swaps are considered, in substance, financial guaranty contracts as the Company has the intent to hold them to maturity. Therefore, the change

XL CAPITAL ASSURANCE INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001
(UNAUDITED)

3.   CREDIT DEFAULT SWAPS (CONTINUED)

in fair value is split between premiums, losses and loss adjustment expenses, and adjustments to fair value, which are reported in “net realized gains/(losses)”. The level of fair value adjustments is dependent upon a number of factors including changes in interest rates, credit spreads and other market factors. The fair value adjustment for the three and nine month periods ended September 30, 2002 was a loss of $27,000 and a gain of $157,000, respectively, which was recorded as follows:

	Three months ended 09/30/02	Nine months ended 09/30/02

(U.S. Dollars in thousand)
Earned premiums (net of ceded premiums of $2,686 and $6,707)	$194	$431
Losses and loss adjustment expenses (net of ceded losses of $672 and $1,677)	(49)	(108)
Change in fair value of credit derivatives	(172)	(166)

Total fair value adjustment	$(27)	$157

4.   NEW ACCOUNTING PRONOUNCEMENTS

In June 2001, the FASB issued SFAS No. 141, “Business Combinations”, which states that all business combinations are to be accounted for using the purchase method. It requires that business combinations be accounted for the same way as asset acquisitions are accounted for, based on values exchanged. The adoption of SFAS No. 141 on July 1, 2001 had no impact on the Company’s financial position or results of operations. The merger with The London Assurance of America, Inc. on February 22, 2001 had previously been accounted for using the purchase method of accounting.

In July 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets”, which changes the accounting for goodwill and other intangible assets in business combinations from an amortization approach to an impairment-only approach. The adoption of SFAS No. 142 on January 1, 2002 resulted in the Company’s discontinuation of amortization of its intangible asset. The Company tested its intangible asset for impairment under the new standard and determined that no adjustment to recorded balances was necessary. Amortization expense for the nine and three month periods ended September 30, 2001 was $170,150 and $73,575, respectively. Amortization expense for the year ended December 31, 2001 was $244,000.

5.   SPECIAL PURPOSE VEHICLES

The Company utilizes special purpose vehicles to a limited extent both directly and indirectly in the normal course of the Company’s business. The Company provides financial guaranty insurance of structured transactions backed by pools of assets of specified types, municipal obligations supported by the issuers’ ability to charge fees for specified services or projects, and corporate risk obligations including essential infrastructure projects and obligations backed by receivables from future sales of commodities and other specified services. The obligations related to these transactions are often securitized through off-balance sheet special purpose vehicles by the transferors. In synthetic transactions, the Company guarantees payment obligations of counterparties, including special purpose vehicles, through credit default swaps referencing asset portfolios. The Company only provides financial guaranty insurance of these special purpose vehicles for fixed premiums at market rates but does not hold any

XL CAPITAL ASSURANCE INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMER 30, 2002 AND 2001
(UNAUDITED)

5.   SPECIAL PURPOSE VEHICLES (CONTINUED)

equity positions or subordinated debt in these off-balance sheet arrangements. Accordingly, these special purpose vehicles are not consolidated.

On June 28, 2002, the FASB published an Exposure Draft relating to consolidation of special purpose vehicles followed by a public comment period. A finalized pronouncement containing accounting guidance and implementation dates is expected in the fourth quarter, 2002.

6.   TAX SHARING AGREEMENT

The Company’s Federal income tax return is consolidated with XLA and its subsidiaries. Under a tax sharing agreement with XLA, tax charges and refunds to the Company are based on a separate return basis. At September 30, 2002 and December 31, 2001 the Company had a current Federal income tax receivable of $1,651,000 from XLA. At September 30, 2002 and December 31, 2001 the Company had a deferred Federal income tax asset of $4,808,000 and $3,495,000, respectively. The Company believes that a valuation allowance is unnecessary in connection with the deferred tax asset.

7.   FACULTATIVE QUOTA SHARE REINSURANCE TREATY

On October 6, 1999, the Company entered into a Facultative Quota Share Reinsurance Treaty (“Treaty“) with XL Financial Assurance Ltd. (“XLFA“), a Bermuda financial guaranty insurer, which is 86.8% owned by XL Insurance. The remaining 13.2% is owned by Financial Security Assurance Holdings Ltd., an unrelated company. The Treaty was amended and restated on June 22, 2001. Under the terms of this agreement, XLFA agrees to reinsure up to 90% of the Company’s acceptable risks. The Company is allowed a 30% ceding commission on premiums written ceded under the terms of this agreement.

8.   REINSURANCE

The effect of reinsurance on premiums written and earned for the three and nine month periods ended September 30, 2002 and 2001 is shown below:

(U.S. Dollars in thousand)

	Direct	Ceded	Net

Three months ended September 30, 2002
Premium written	$21,420	$(19,971)	$1,449
Premium earned	13,493	(12,445)	1,048
Losses and loss adjustment expenses	3,372	(3,110)	262

Three months ended September 30, 2001
Premium written	$14,766	$(13,341)	$1,425
Premium earned	1,773	(1,647)	126
Losses and loss adjustment expenses	444	(412)	32

XL CAPITAL ASSURANCE INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMER 30, 2002 AND 2001
(UNAUDITED)

8.   REINSURANCE (CONTINUED)

	Direct	Ceded	Net

Nine months ended September 30, 2002
Premium written	$113,732	$(103,943)	$9,789
Premium earned	30,222	(27,812)	2,410
Losses and loss adjustment expenses	7,554	(6,951)	603

Nine months ended September 30, 2001
Premium written	$24,168	$(21,886)	$2,282
Premium earned	3,204	(3,018)	186
Losses and loss adjustment expenses	802	(755)	47